Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FOURTH QUARTER AND FULL-YEAR RESULTS

- Revenues Increased 66.4% to $60.0 Million in the Fourth Quarter of 2023;

Annual Revenues Grew 47.6%

- Chamonix Casino Hotel Began Its Phased Opening on December 27, 2023

- Approvals Received to Operate American Place in Its Temporary Configuration Until August 2027

Las Vegas – March 5, 2024 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the fourth quarter and year ended December 31, 2023.

“After several years of construction, we are entering a new phase for our company,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “We opened two new casinos during 2023: American Place in Waukegan, Illinois, and Chamonix, in Cripple Creek, Colorado. Our first new casino – American Place – celebrated its one-year anniversary a few weeks ago. As expected, it continues to ramp up its operations. In December 2023, American Place reached a new monthly gaming revenue record of $8.2 million, as reported by the Illinois Gaming Board. It subsequently set a new monthly all-time record for revenues in February 2024, despite it being a short month. We expect American Place’s gaming revenues to continue to grow in 2024, with the property’s high-end North Shore Steaks & Seafood now open and overall awareness continuing to improve. American Place is currently in a temporary facility, built in less than one year after being chosen by the Illinois Gaming Board to develop this newly-created license. We recently received the necessary approvals to operate the temporary facility until August 2027, providing us with meaningful additional time before the anticipated opening of the permanent American Place facility.

“On December 27, we welcomed guests to our newest casino, Chamonix Casino Hotel in Cripple Creek, Colorado, which is less than one hour from Colorado Springs and approximately two hours from Denver. By design, it was a soft opening, with the casino, meeting rooms, and approximately 40% of the property’s guest rooms initially open. Over the past few weeks, we have continued the rollout of the property’s amenities, including completion of the destination’s remaining hotel rooms and its parking garage. We are currently putting the finishing touches on 980 Prime, Chamonix’s high-end steakhouse led by famed chef Barry Dakake. We expect it to open in late March. Chamonix was designed to be the most beautiful casino in the state of Colorado, and we look forward to the completion of all of its amenities over the next few months.”

On a consolidated basis, revenues in the fourth quarter of 2023 were $60.0 million, a 66.4% increase from $36.1 million in the prior-year period. These results primarily reflect the February 2023 opening of American Place. Net loss for the fourth quarter of 2023 was $12.5 million, or $(0.36) per diluted common share, which includes $3.1 million of preopening and development costs, primarily related to the phased opening of our Chamonix project, and significant depreciation and amortization charges related to the temporary American Place facility. In the prior-year period, net loss was $7.0 million, or $(0.20) per diluted common share, reflecting $4.8 million of preopening and development costs. Adjusted EBITDA(a) rose 87.4% in the fourth quarter of 2023 to $7.3 million, compared to $3.9 million in the prior-year period.

For the full year, revenues in 2023 were $241.1 million, a 47.6% increase from $163.3 million in the prior year. These results reflect the February 2023 opening of American Place, as well as $5.8 million of accelerated revenue under two of our sports wagering agreements with third-party operators that ceased operations during the third quarter of 2023. Net loss in 2023 was $24.9 million, or $(0.72) per diluted common share, which includes $15.7 million of preopening and development costs, primarily related to our Chamonix construction project, and significant depreciation and amortization charges related to the temporary American Place facility. For 2022, net loss was $14.8 million, or $(0.43) per diluted common share, reflecting $9.8 million of preopening and development costs. Adjusted EBITDA was $48.6 million in 2023, rising 51.1% from $32.1 million in the prior-year period, reflecting the items mentioned above.

“Our Company recently reached an inflection point,” noted Mr. Lee. “In 2023, our total cash interest expense was approximately $38.4 million and Adjusted EBITDA, as noted, was $48.6 million, despite construction disruptions in Colorado and the gradual ramp-up of operations at American Place. Our debt during that period included substantially all of the funding for Chamonix, which did not open until year-end. While some construction continues at Chamonix, the bulk of our capital expenditures for these projects is behind us. This fact, along with expected future earnings from these new facilities, should result in the generation of significant free cash flow over the next few years. Also, recognize that we continue to have significant tax-loss carryforwards and we benefit, for tax purposes, from accelerated depreciation related to our new developments.”

Added Mr. Lee, “Regarding American Place, the State of Illinois recently passed legislation allowing us to operate our temporary facility until August 2027. This was because a tribal entity that operates a competing casino in Wisconsin filed a lawsuit against the City of Waukegan and the Illinois Gaming Board, alleging that the tribe was not provided due consideration in its effort to obtain the Waukegan gaming license. We were chosen for that license after a robust public process, whereby an independent consultant hired by the City of Waukegan rated the tribal proposal as being inferior in most respects to all four of the other proposals, including that of Full House Resorts. We believe the lawsuit is without merit. The City and the Illinois Gaming Board have sought review of the dispute by the Illinois Supreme Court, which has agreed to hear the case. We anticipate a ruling by that court by early 2025.”

Concluded Mr. Lee, “We estimate that construction of the permanent American Place facility will require approximately two years, with a significant portion of the project’s capital expenditures not expected until the second half of 2026 and during 2027. We believe that the Company’s operating cash flows should be able to fund significant portions of the construction cost for the permanent American Place facility between now and its anticipated opening in 2027. For the remaining balance, we remain highly confident in our ability to fund it entirely in the debt capital markets at the appropriate time.”

Fourth Quarter Highlights and Subsequent Events

●	Midwest & South. This segment includes Silver Slipper Casino and Hotel, Rising Star Casino Resort, and American Place. Revenues for the segment were $49.1 million in the fourth quarter of 2023, a 78.8% increase from $27.5 million in the prior-year period. Adjusted Segment EBITDA rose to $7.2 million, a 57.9% increase from $4.6 million in the prior-year period. These results reflect the February 17, 2023 opening of American Place, our casino located in Waukegan, Illinois. In the fourth quarter of 2023, American Place generated $22.4 million of revenue and $3.9 million of Adjusted Property EBITDA. American Place’s results reflect some winter seasonality, as well as elevated marketing expenses related to a marketing campaign that is expected to benefit the casino in the longer-run.

For the full year, this segment similarly benefited from the opening of American Place in February 2023. Revenues increased 60.4% from $120.0 million to $192.4 million, and Adjusted Segment EBITDA grew 48.0% from $26.4 million to $39.0 million. Of such amount, American Place contributed $77.0 million and $18.4 million to the segment’s revenues and Adjusted Segment EBITDA, respectively.
●	West. This segment includes Grand Lodge Casino (located within the Hyatt Regency Lake Tahoe resort in Incline Village), Stockman’s Casino, Bronco Billy’s Casino and Hotel, and Chamonix Casino Hotel, which opened on December 27, 2023. Revenues for the segment rose 14.0% to $8.6 million in the fourth quarter of 2023, versus $7.5 million in the prior-year period. Adjusted Segment EBITDA of $(0.1) million in the fourth quarter of 2023 compares to $(0.3) million in the prior-year period. Results in both periods reflect the temporary loss of all on-site parking and on-site hotel rooms at Bronco Billy’s to accommodate the construction of neighboring Chamonix. With Chamonix now open, Bronco Billy’s is benefiting from its integration with Chamonix, including its new parking garage and approximately 300 on-site guest rooms.

For the year, revenues and Adjusted Segment EBITDA were $35.9 million and $2.4 million in 2023, respectively. In 2022, such amounts were $36.1 million and $4.2 million, respectively. As noted above, construction-related disruptions at Bronco Billy’s are expected to dissipate in 2024 with the return of on-site guest rooms and on-site parking.

●	Contracted Sports Wagering. This segment consists of our on-site and online sports wagering “skins” (akin to websites) in Colorado, Indiana, and Illinois. Revenues and Adjusted Segment EBITDA in the fourth quarter of 2023 were $2.3 million and $1.3 million, respectively. These results reflect the contractual launch of our permitted Illinois sports skin in August 2023, as well as a provision for credit losses on sports wagering receivables of $1.0 million, which negatively affected Adjusted Segment EBITDA. For the fourth quarter of 2022, both revenues and Adjusted Segment EBITDA were $1.1 million.

For the year, this segment’s revenues grew 78.1%, from $7.2 million in 2022 to $12.8 million in 2023, and Adjusted Segment EBITDA rose 63.6%, from $7.1 million to $11.7 million. Results for 2022 reflect the acceleration of revenues under two of our sports wagering agreements with third-party operators that ceased operations in May 2022. In 2023, results increased due to the launch of our Illinois sports skin noted above, the launch of a replacement operator in Colorado in March 2023, and accelerated revenues related to two other sports wagering agreements with operators that ceased operations during the third quarter of 2023. Additionally, the $1.0 million provision for credit losses, as mentioned, negatively affected Adjusted Segment EBITDA during 2023.

The Company is currently permitted to operate three sports skins in Colorado, three in Indiana, and one in Illinois. Of such permitted skins, two sports skins are currently live in Colorado, one in Indiana, and one in Illinois. Under our agreements with various third parties to operate such skins, we receive a percentage of revenues, as defined in the contracts, subject to an annualized minimum amount that currently totals $8 million. We continue to evaluate whether to operate our remaining idle skins ourselves or to have other third parties operate them. However, there is no certainty that we will be able to enter into agreements with replacement operators or successfully operate the skins ourselves.

Liquidity and Capital Resources

As of December 31, 2023, we had $73.8 million in cash and cash equivalents, including $37.6 million of cash reserved under our bond indentures to complete the construction of Chamonix. Our debt consisted primarily of $450.0 million in outstanding senior secured notes due 2028, which became callable at specified premiums in February 2024, and $27.0 million outstanding under our revolving credit facility.

Conference Call Information

We will host a conference call for investors today, March 5, 2024, at 4:30 p.m. ET (1:30 p.m. PT) to discuss our 2023 fourth quarter results. Investors can access the live audio webcast from our website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (201) 689-8470.

A replay of the conference call will be available shortly after the conclusion of the call through March 19, 2024. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (412) 317-6671 and using the passcode 13744400.

(a) Reconciliation of Non-GAAP Financial Measures

Our presentation of non-GAAP Measures may be different from the presentation used by other companies, and therefore, comparability may be limited. While excluded from certain non-GAAP Measures, depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred. Each of these items should also be considered in the overall evaluation of our results. Additionally, our non-GAAP Measures do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, and other items both in our reconciliations to the historical GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Our non-GAAP Measures are to be used in addition to, and in conjunction with, results presented in accordance with GAAP. These non-GAAP Measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. These non-GAAP Measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding historical GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

Adjusted Segment EBITDA. We utilize Adjusted Segment EBITDA as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, certain impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment.

Same-store Adjusted Segment EBITDA. Same-store Adjusted Segment EBITDA is Adjusted Segment EBITDA further adjusted to exclude the Adjusted Property EBITDA of properties that have not been in operation for a full year. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, certain impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property.

Adjusted EBITDA. We also utilize Adjusted EBITDA, which is defined as Adjusted Segment EBITDA, net of corporate-related costs and expenses. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize this metric or measure internally to focus management on year-over-year changes in core operating performance, which we consider our ordinary, ongoing and customary operations, and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

Full House Resorts, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues
Casino	$45,347	$25,583	$176,933	$113,876
Food and beverage	8,561	6,239	33,980	26,494
Hotel	2,376	2,206	9,428	9,282
Other operations, including contracted sports wagering	3,745	2,054	20,719	13,629
	60,029	36,082	241,060	163,281
Operating costs and expenses
Casino	18,290	9,515	68,061	39,788
Food and beverage	8,425	6,238	33,240	26,372
Hotel	1,229	1,282	4,840	4,806
Other operations	1,620	574	3,498	2,168
Selling, general and administrative	23,923	14,911	85,746	59,706
Project development costs, net	8	195	53	228
Preopening costs	3,051	4,644	15,685	9,558
Depreciation and amortization	8,610	1,918	31,092	7,930
Loss on disposal of assets	—	39	7	42
	65,156	39,316	242,222	150,598
Operating (loss) income	(5,127)	(3,234)	(1,162)	12,683
Other (expense) income
Interest expense, net	(6,658)	(3,763)	(22,977)	(22,988)
Loss on modification of debt	—	—	—	(4,530)
Gain on settlements	—	—	384	—
	(6,658)	(3,763)	(22,593)	(27,518)
Loss before income taxes	(11,785)	(6,997)	(23,755)	(14,835)
Income tax expense (benefit)	697	(15)	1,149	(31)
Net loss	$(12,482)	$(6,982)	$(24,904)	$(14,804)

Basic loss per share	$(0.36)	$(0.20)	$(0.72)	$(0.43)
Diluted loss per share	$(0.36)	$(0.20)	$(0.72)	$(0.43)

Basic weighted average number of common shares outstanding	34,588	34,401	34,520	34,355
Diluted weighted average number of common shares outstanding	34,588	34,401	34,520	34,355

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues
Midwest & South	$49,094	$27,451	$192,358	$119,950
West	8,588	7,534	35,888	36,135
Contracted Sports Wagering	2,347	1,097	12,814	7,196
	$60,029	$36,082	$241,060	$163,281
Adjusted Segment EBITDA(1) and Adjusted EBITDA
Midwest & South	$7,198	$4,560	$39,028	$26,376
West	(130)	(287)	2,408	4,220
Contracted Sports Wagering	1,290	1,079	11,663	7,127
Adjusted Segment EBITDA	8,358	5,352	53,099	37,723
Corporate	(1,063)	(1,459)	(4,542)	(5,589)
Adjusted EBITDA	$7,295	$3,893	$48,557	$32,134

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profitability in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Same-store Revenues and Adjusted Segment EBITDA

(In thousands, Unaudited)

	Three Months Ended			Year Ended
	December 31,		Increase /	December 31,		Increase /
Reporting segments	2023	2022	(Decrease)	2023	2022	(Decrease)
Midwest & South
Midwest & South same-store total revenues(1)	$26,744	$27,451	(2.6)%	$115,371	$119,950	(3.8)%
American Place	22,350	—	N.M.	76,987	—	N.M.
Midwest & South total revenues	$49,094	$27,451	78.8%	$192,358	$119,950	60.4%

Midwest & South same-store Adjusted Segment EBITDA(1)	$3,280	$4,560	(28.1)%	$20,619	$26,376	(21.8)%
American Place	3,918	—	N.M.	18,409	—	N.M.
Midwest & South Adjusted Segment EBITDA	$7,198	$4,560	57.9%	$39,028	$26,376	48.0%

Contracted Sports Wagering
Contracted Sports Wagering same-store total revenues(2)	$841	$1,097	(23.3)%	$4,773	$5,555	(14.1)%
Accelerated revenues due to contract terminations(3)	—	—	N.M.	5,794	1,641	253.1%
Illinois	1,506	—	N.M.	2,247	—	N.M.
Contracted Sports Wagering total revenues	$2,347	$1,097	113.9%	$12,814	$7,196	78.1%

Contracted Sports Wagering same-store Adjusted Segment EBITDA(2)	$(140)	$1,079	(113.0)%	$3,717	$5,486	(32.2)%
Accelerated revenues due to contract terminations(3)	—	—	N.M.	5,794	1,641	253.1%
Illinois	1,430	—	N.M.	2,152	—	N.M.
Contracted Sports Wagering Adjusted Segment EBITDA	$1,290	$1,079	19.6%	$11,663	$7,127	63.6%

__________

N.M. Not meaningful.

(1)	Same-store operations exclude results from American Place, which opened on February 17, 2023.
(2)	Same-store operations exclude results from Illinois, which contractually commenced on August 15, 2023. For enhanced comparability, we also excluded accelerated revenues due to contract terminations from same-store operations.
(3)	For enhanced comparability, we also excluded accelerated revenues due to contract terminations from same-store operations. Such adjustments reflect two sports skins that ceased operations in the third quarter of 2023, and two sports skins that ceased operations in the second quarter of 2022.

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Net Loss and Operating Income (Loss) to Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net loss	$(12,482)	$(6,982)	$(24,904)	$(14,804)
Income tax expense (benefit)	697	(15)	1,149	(31)
Interest expense, net	6,658	3,763	22,977	22,988
Loss on modification of debt	—	—	—	4,530
Gain on settlements	—	—	(384)	—
Operating (loss) income	(5,127)	(3,234)	(1,162)	12,683
Project development costs, net	8	195	53	228
Preopening costs	3,051	4,644	15,685	9,558
Depreciation and amortization	8,610	1,918	31,092	7,930
Loss on disposal of assets	—	39	7	42
Stock-based compensation	753	331	2,882	1,693
Adjusted EBITDA	$7,295	$3,893	$48,557	$32,134

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Three Months Ended December 31, 2023
						Adjusted
						Segment
	Operating	Depreciation	Project		Stock-	EBITDA and
	Income	and	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$(894)	$7,953	$—	$139	$—	$7,198
West	(3,669)	627	—	2,912	—	(130)
Contracted Sports Wagering	1,290	—	—	—	—	1,290
	(3,273)	8,580	—	3,051	—	8,358
Other operations
Corporate	(1,854)	30	8	—	753	(1,063)
	$(5,127)	$8,610	$8	$3,051	$753	$7,295

Three Months Ended December 31, 2022
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$(1,035)	$1,318	$39	$—	$4,238	$—	$4,560
West	(1,260)	567	—	—	406	—	(287)
Contracted Sports Wagering	1,079	—	—	—	—	—	1,079
	(1,216)	1,885	39	—	4,644	—	5,352
Other operations
Corporate	(2,018)	33	—	195	—	331	(1,459)
	$(3,234)	$1,918	$39	$195	$4,644	$331	$3,893

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Year Ended December 31, 2023
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$428	$28,593	$7	$—	$10,000	$—	$39,028
West	(5,654)	2,377	—	—	5,685	—	2,408
Contracted Sports Wagering	11,663	—	—	—	—	—	11,663
	6,437	30,970	7	—	15,685	—	53,099
Other operations
Corporate	(7,599)	122	—	53	—	2,882	(4,542)
	$(1,162)	$31,092	$7	$53	$15,685	$2,882	$48,557

Year Ended December 31, 2022
			Loss /				Adjusted
			(gain)				Segment
	Operating	Depreciation	on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$13,053	$5,150	$47	$—	$8,126	$—	$26,376
West	394	2,399	(5)	—	1,432	—	4,220
Contracted Sports Wagering	7,127	—	—	—	—	—	7,127
	20,574	7,549	42	—	9,558	—	37,723
Other operations
Corporate	(7,891)	381	—	228	—	1,693	(5,589)
	$12,683	$7,930	$42	$228	$9,558	$1,693	$32,134

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by us and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected construction budgets, estimated commencement and completion dates, expected amenities, and our expected operational performance for Chamonix and American Place; our expectations regarding the legal proceedings related to the process whereby we were granted the gaming license for American Place; our expectations regarding our ability to generate operating cash flow and to obtain debt financing on reasonable terms and conditions for the construction of the permanent American Place facility; and our expectations regarding the operation and usage of our available idle sports skins. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks include, without limitation, our ability to repay our substantial indebtedness; our ability to finance the construction of the permanent American Place facility; inflation and its potential impacts on labor costs and the price of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; our ability to effectively manage and control expenses; our ability to complete the amenities at Chamonix; our ability to complete construction at American Place, on-time and on-budget; legal or regulatory restrictions, delays, or challenges for our construction projects, including American Place; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; cyber events and their impacts to our operations; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. Our properties include American Place in Waukegan, Illinois; Silver Slipper Casino and Hotel in Hancock County, Mississippi; Chamonix Casino Hotel and Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com